Exhibit 10.1
MEMORANDUM OF UNDERSTANDING ON THE
ABF FREIGHT SYSTEM, INC.
WAGE REDUCTION — JOB SECURITY PLAN
April 14, 2010
ABF Freight System, Inc. (“ABF” or “the Company” or “the Employer”) and the Teamsters National Freight Industry Negotiating Committee (“TNFINC”) of the International Brotherhood of Teamsters (the “IBT” or the “Union”) hereby establishes The Wage Reduction — Job Security Plan (hereinafter the “Plan”) for the benefit of all of ABF’s employees. This Plan has been developed for the express purpose of allowing the Employer the ability to compete and provide job security for IBT bargaining unit employees. This Plan is not, and is not intended to be, a plan governed by the Employee Retirement Income Security Act of 1974, as amended; rather, this Plan is an amendment to the 2008-13 National Master Freight Agreement and its applicable supplemental agreements (collectively “the NMFA”) per Section 4 below that has been referred to as a Plan by the parties.
     1. Employee Eligibility. During the period in which the Plan is effective (as set forth in Section 4 below), each IBT bargaining unit employee of the Employer shall participate in the Plan. For purposes of the Plan, unless expressly stated to the contrary, the term “employee” means an IBT bargaining unit employee who is on the seniority list and is scheduled to perform work for the Employer when called, including regular full-time employees, a probationary employee, a regular employee on lay off status and casuals, and including employees who work on a percentage basis less than 40 hours per week.
     2. Wage Reduction. (a) Effective on the first payroll period following the date of ratification of this Plan, the Employer shall reduce by 15% the employees’ gross wages or earnings paid, including the increases to wages described below in this Section 2 and the reduced wages in Section 9 below. Such wage reduction and/or reduced earnings shall include overtime and any premium pay, vacation, sick pay, holiday pay, funeral leave, jury duty, other pay for time not worked, and any other monies paid after the effective date of this Plan. Wage and mileage rate increases outlined in Article 33 of the NMFA, including increases effective April 1, 2011, and

April 1, 2012 shall also be reduced by 15%. On March 31, 2013, the wage reduction contained in this Plan shall be eliminated, and the wages under the NMFA shall revert to the full rate which would be in effect under the NMFA on March 31, 2013 without the wage reduction.
(b) In the event the Employer’s publicly disclosed operating ratio is below 97.00 for any calendar year during the life of this Plan, or, alternatively, in the event the Employer’s EBITDA exceeds $99.5 million for any calendar year during the life of this Plan, the wage reduction in effect on April 1 of the following year will be reduced by 5% on that date.
     3. Equal Sacrifice of Non-Bargaining Unit Employees and Their Participation.
(a) All non-bargaining unit employees (including management) will participate equally in the Plan, and the Employer will share the burden of sacrifices among all IBT bargaining unit and non-bargaining unit employees (including management), in each case, as described in this Section 3(a). The Employer must reduce the total compensation (defined as wages plus health and welfare and pension or retirement benefits) of all non-bargaining unit employees (including management) by the same percentage reduction (an “Equal Reduction”) in total compensation as is being applied to IBT bargaining unit employees. Non-bargaining unit employees (including management) shall not be provided any discretionary bonus payments during the life of this Plan (these are distinct from the pre-existing incentive and performance based pay plans that are expressly allowed to continue, as noted in the final paragraph of Section 10 below). In determining the Equal Reduction for non-bargaining unit employees under this Plan, the Employer may include the monetary value of the following concessions imposed on non-bargaining unit employees starting on January 1, 2008:
(1)	Deferral of 2008 wage increases from January to April and associated reductions in 401(k) company match and reduction in pension benefit due to lower base pay;

(2)	Changes in health care plan premium, office visit co-pay, medical co-insurance and prescription drug generic co-pay effective January 1, 2008;

(3)	No wage increases in 2009 and associated reductions in 401(k) company match and pension benefit due to lower base pay;

(4)	Changes in health care plan premium, tobacco-use surcharge and deductible effective January 1, 2009;

(5)	No defined contribution pension plan payments in 2009;

(6)	No wage increases in 2010 and associated reductions in defined benefit pension plan benefits due to lower base pay;

(7)	No 401 (k) company match in 2010;

(8)	No defined contribution pension plan payments in 2010; and,

(9)	Increase in health care plan premium, tobacco-use surcharge increase and prescription drug deductible increase effective January 1, 2010.
Effective the first pay period following the date of ratification of this Plan, additional wage and benefit concessions must be imposed on non-bargaining unit employees to the extent needed to create an Equal Reduction. The Employer agrees not to increase wages (including bonuses) and benefits of current non-bargaining unit employees (including management) as an overall percentage beyond the effective overall total compensation percentage increases to be received by the bargaining unit employees. This shall not prevent the Employer from providing targeted increases to individual employees if necessary, in the Employer’s judgment to operate the business, or in the event of promotions, so long as the overall total compensation increases are within the effective overall total compensation percentage increases to be received by the bargaining unit employees (consistent with Equal Reduction). This shall not prevent the Employer from paying variable, performance based compensation as the Employer has paid in past practice. If it becomes necessary to exceed this overall percentage increase limit in order to retain employees for the efficient continued operation of the business, the Employer will request approval from the Subcommittee established in Section 6 below. The Employer will be permitted to reinstate merit increases in 2011, provided that Employer’s financial condition can support any increase to base wages.
(b) The Employer and TNFINC agree to use their reasonable best efforts to achieve equal sacrifice in the total compensation of employees covered by non-Teamster and non-NMFA collective bargaining agreements.

     4. Effective Date; Relation to Collective Bargaining Agreement. This Plan will be effective on the first pay period following the date of its ratification and will be mandatory for all employees, since job security is the number one asset the Employer, the Union and the employees all hope to share equally. This Plan will be submitted for secret ballot vote of all bargaining unit employees, and shall be put into effect if 50% plus one (1) of the bargaining unit employees voting, vote to adopt the Plan. The Plan will be effective on the first pay period following the date of ratification and the wages will be reduced beginning on that date (the “Effective Date”). This Plan terminates on March 31, 2013. This Plan is incorporated by reference into and shall be a part of the 2008-2013 National Master Freight Agreement and its Supplements (collectively referred to as “the NMFA”).
     5. Health, Welfare and Pension Contributions. The Employer agrees to continue to pay the full Health, Welfare and Pension contributions and increases in said contributions set forth in the NMFA and other Teamster bargaining agreements that accept the terms of this Plan and will continue for the life of this Plan to be signatory to such bargaining agreements. This Plan shall not be used by the Employer or the Union in future negotiations as a basis for arguing in favor of continuing or discontinuing the Employer’s participation in the various Teamsters Pension Trusts which cover NMFA employees.
     6. Subcommittee to Monitor and Maintain Compliance. For purposes of monitoring and maintaining compliance with the terms of this Plan, the parties will establish a four person Subcommittee consisting of the Chairman of TNFINC or his designee, the Co-Chairman of TNFINC or his designee, the Employer’s President or his designee and another officer of Employer or his designee. The Subcommittee shall meet quarterly or more frequently, if necessary, to exchange and discuss pertinent data, including but not limited to relevant payroll and related information, the reinvestment of capital into the Employer, and any and all subjects related to the financial operations of the Employer. The Subcommittee’s decision regarding the interpretation of this Plan shall be final and binding.
     7. Dispute Settlement. Disputes pertaining to the Plan are subject to the grievance procedure contained in the NMFA. However, any grievance filed hereunder, by either party, shall be referred initially to the Subcommittee established in Section 6 for disposition. If the Subcommittee fails to reach agreement, the matter will be referred to the Chairman of TNFINC and the President of the Employer in accordance with Article 8, Section 2(b)(2) of the NMFA. If the Chairman of TNFINC and the

President of the Employer are unable to resolve the matter, the 30 additional days provided in Article 8, Section 2(b)(2) of the NMFA shall be considered as exhausted and the remaining provisions of Article 8, Section 2 shall govern.
     8. Participation. An employee begins or continues participation in the Plan on the date of Plan implementation or the first day of the pay period following his/her first day of casual, regular and/or probationary employment.
     9. New Hire.
A. Non-CDL Qualified Employees
Non-CDL qualified employees (excluding mechanics) hired after, or already in progression, on the effective date of the Plan begin participation in the Plan on their first day of employment at the following wage progression:

Maximum Wage Reduction
Time of Service	from New Hire Rate
Above	After Reduction in Section 2
Effective First Day of Employment	Receive 70% of NMFA Wages

Effective First Day plus One (1) Year	Receive 75% of NMFA Wages

Effective First Day plus Two (2) Years	Receive 80% of NMFA Wages

Effective First Day plus Three (3) Years	Receive 100% of NMFA Wages
“NMFA Wages” means the NMFA rate for the applicable job classification after the agreed upon wage reduction.
B. CDL Qualified or Mechanics
CDL qualified employees and mechanics hired after, or already in progression, on the effective date of the Plan begin participation in the Plan on their first day of employment at the following wage progression:

Maximum Wage Reduction
Time of Service	from New Hire Rate
Above	After Reduction in Section 2
Effective First Day of Employment	Receive 85% of NMFA Wages

Effective First Day plus One (1) Year	Receive 90% of NMFA Wages

Effective First Day plus Two (2) Years	Receive 95% of NMFA Wages

Effective First Day plus Three (3) Years	Receive 100% of NMFA Wages
“NMFA Wages” means the NMFA rate for the applicable job classification after the agreed upon wage reduction.
     10. Earnings Plus Plan. Effective at the beginning of the next payroll period following ratification by Employer’s bargaining unit employees and continuing until March 31, 2013, all regular employees (including bargaining unit, non-bargaining unit, and management employees) will participate in the Earnings Plus Plan. Under the Earnings Plus Plan, employees paid on a weekly basis will be paid a percentage of their pay earned during the weeks ending in the quarter consistent with the table below. Salaried employees will be paid a percentage of their pay earned for the three months of the quarter. Payments will be made during the month following the end of the fiscal quarter when Employer’s publicly disclosed operating ratio is below 99.00 for the quarter.
Earnings Plus Plan

		Payment
Public OR	% of Pay *	Example**
99.00	0.00%	$0
98.00	1.00%	$131
97.00	2.00%	$263
96.00	3.00%	$394
95.00	3.00%	$394
94.00	6.00%	$789
93.00	9.00%	$1,183

		Payment
Public OR	% of Pay *	Example**
92.00	12.00%	$1,578
91.00	15.00%	$1,972
90.00	18.00%	$2,367
89.00	21.00%	$2,761
88.00	24.00%	$3,156
87.00	27.00%	$3,550
86.00	30.00%	$3,944
85.00	33.00%	$4,339
84.00	36.00%	$4,734
and so forth for each additional point.

*	Formula:

OR	Formula
96.00 to 98.99	(99.00 — Actual OR) x 1.00 = % of Pay
95.00 to 95.99	3.00% of Pay
Below 95.00	(96.00 — Actual OR) x 3.00 = % of Pay
For example, at an OR of 97.3 the % of pay would be 1.7%; at an OR of 94.1 the % of pay would be 5.7%

**	Payment example is based on (i) Regular Time of 40 hrs per week at $20.03/hr; plus, (ii) Over Time of 7 hrs per week at $30.04/hr.
Example calculation:
Payout at 91.0 O.R.= ((40 x $20.03) + (7 x $30.04)) x 13 wks x 15% = $1,972.
     To save payment processing costs, any quarterly payment amount under the Earnings Plus Plan of less than $50.00 will be deferred until the total deferred amount is $50.00 or more or until 1 year has elapsed.

     Should the Earnings Plus Plan be ratified during a fiscal quarter, payments for that quarter will be pro-rated accordingly based on the number of weeks in the quarter.
     If for any reason wages revert to NMFA rates before March 31, 2013, then this Earnings Plus Plan shall be immediately terminated, but employees will be fully vested in the prorated share of the profits for the period of the wage reduction.
     In order to maintain the high performance levels of the past, Employer’s current incentive plans for non-bargaining unit employees will remain in place and co-exist with the Earnings Plus Plan.
     11. Employee Option to Purchase Stock. In lieu of the receipt of wages due under the Earnings Plus Plan in Section 10 above, employees may voluntarily elect to use their wages earned under the Plan to purchase Arkansas Best Corporation (“ABC”) stock utilizing the existing employee stock purchase plan. In the event the Earnings Plus Plan triggers payouts, and in the event bargaining unit recipients elect to take the payout in stock instead of cash, the Company will allow employees to use either the existing employee stock purchase plan or put the stock into their 401(k) plan subject to IRS limitations on (a) overall annual contributions that are allowed and (b) IRS limitations on the amount of ABC stock that can be put into individual 401(k) accounts. If at the time this occurs there are any legal obstacles to implementing this 401(k) option, the Subcommittee shall meet to work out an agreeable alternative to effectuate this objective as close as possible.
     12. Resignation, Retirement or Other Termination of Employment. Any employee who resigns, retires or otherwise incurs a termination of employment, whether voluntary or involuntary, during the term of the Plan shall receive a pro rata distribution in accordance with Section 10 of this Plan based upon the date of his/her resignation, retirement or other termination of employment. In the event of death, any pro rata distribution shall be paid to the employee’s estate.
     13. Extension of Recall for Laid off Teamsters. The NMFA (Article 5, Section l(b)) is amended to increase the recall rights of bargaining unit employees on layoff as of the effective date of this Plan or who become laid off during the term of the Plan, from five (5) years to ten (10) years.

     14. Access to Employer Financial Records. The Employer shall submit quarterly and annual financial statements in the format of the appropriate DOT report (formerly the BTS report) to the Subcommittee established by Section 6, and TNFINC reserves the right on an annual basis to examine records of the Employer which are reasonably required to monitor Employer compliance with this Plan or utilize an independent auditor of its choice to do the same. In consideration of the fact that TNFINC was permitted to review the Employer’s financial records in connection with the negotiation of this Plan, the periodic quarterly financial review shall commence with the first full quarter after the effective date of this Plan and the first annual review of financial statements shall commence with a review of 2010 statements, as the 2009 statements were reviewed by a financial advisor selected by TNFINC as part of the negotiation of this Plan. Notwithstanding any request to the contrary, given applicable privacy laws and policies and for the protection of its bargaining and non-bargaining unit employees alike, the Employer will not share employee specific compensation information with the Subcommittee, TNFINC, or the Union other than the compensation information that Employer is required to publicly provide pursuant to Securities and Exchange Commission regulation. The Union, however, retains the right to obtain compensation data on classes or groupings of non-bargaining unit employees to ensure compliance with the “Equal Reduction” requirement in Section 3 of this Plan. In the event an independent auditing firm is utilized by TNFINC, the Employer shall pay such independent auditor for such annual audit up to a maximum of ten thousand dollars ($10,000). As a condition of being provided such statements, books and audit, TNFINC and the Subcommittee (and any accountant or auditor engaged on its behalf) must agree to maintain the confidentiality of any Employer financial statements and reports for the protection of the Employer, and to execute a reasonable confidentiality agreement if requested by the Employer in such form as the Employer may reasonably require.
There shall be no inter-company charges initiated under the Plan for the purpose of defeating the Plan. The Employer will not change accounting assumptions or practices, except as required to conform to governmental regulations, generally accepted accounting principles or for legitimate business reasons; and in no event will such assumptions or practices be changed to evade or defeat the purposes of this Plan.

     15. Work Preservation. The Employer agrees not to establish or buy any new non-union regular route common carrier entity without the prior approval of the Union. The Employer agrees that it will not use any of the savings and other economic benefits derived from this Plan to provide capital to its parent corporation for the acquisition or expansion of any operations not covered by the NMFA that will not benefit ABF. The Employer also agrees that it will not transfer bargaining unit work to any location outside of the United States. This Section 15 does not apply to the maintenance of existing operations or any existing contractual commitments. The Subcommittee created in Section 6 of this Plan will review the Employer’s compliance with this Section.
     16. Relationship to Banking Facilities. The Employer will not enter into any modification, expansion or amendment of its current arrangements with financial institutions or enter into new credit agreements with other lenders except on ordinary, reasonable and customary terms and conditions and at reasonable market rates of interest. The Subcommittee will be given reports of same at its quarterly meetings, and will be provided with contemporaneous notice of any material increases in the Company’s credit lines or other borrowing. Any disputes on such changes to credit lines or other borrowing must be resolved by the Subcommittee within 30 days of the contemporaneous notice.
     In the event the Employer requires additional funds to satisfy its liquidity needs beyond those needs which exist on the date of ratification of this Plan, the Employer must obtain such additional funds by modifying, expanding or amending its current arrangements with financial institutions or by entering into new credit agreements with other lenders.
     17. Termination/Amendment. The Employer agrees not to terminate the Plan before the termination date without approval of the Union. However, if the Plan is terminated with approval of the Union at any time, wage levels will revert or snap back to the full NMFA on a prospective basis and all other provisions of this Plan shall be null and void on a prospective basis, including (without limitation) Section 3. This Plan by its terms expires no later than March 31, 2013, including all provisions hereof. If, during the term of this Plan, the Employer increases its fulltime, active Teamster workforce by 20% or more from the level of fulltime, active Teamsters employed in the NMFA bargaining unit on the effective date of this Plan, the Union reserves the right to terminate this Plan with 30 days written notice; provided, the Union agrees to duly consider the profitability of the Company, or lack thereof, before terminating the Plan.

     18. Bankruptcy Protection. The purpose of this Plan is to make a financial accommodation for the benefit of the Employer, within the meaning of Section 365(e)(2) of the Bankruptcy Code. Accordingly, if the Employer files a Chapter 7 or 11 bankruptcy petition or is placed in involuntary bankruptcy proceeding, this Plan is automatically terminated and wages reverted to full NMFA on a prospective basis, unless the Union agrees in writing to continue the Plan, and all other provisions of this Plan shall be null and void on a prospective basis, including (without limitation) Section 3.
     19. Type of Agreement. This Plan shall be applicable to the NMFA and its Supplements, which have been agreed to by the Employer and TNFINC.
     20. Expedited Election Agreement. The parties to this Plan agree to the attached Appendix I containing a Letter of Understanding for an Expedited Election Agreement to be used in the event that any Local Union affiliated with the International Brotherhood of Teamsters obtains signed authorization cards from a majority of the employees of any non-union carrier, which the Employer, its parent or holding company or subsidiaries of the Employer buys or maintains consistent with Section 15 of this Plan.
     21. Current Ownership. If a Change of Control of Employer (as defined below) occurs other than through a confirmation of a plan of reorganization in a Chapter 11 proceeding, this Plan is automatically terminated and wages reverted to full NMFA on a prospective basis unless the Union agrees in writing to continue the Plan, and all other provisions of this Plan shall be null and void on a prospective basis, including (without limitation) Section 3. For the purposes of this Section 21, a “Change of Control,” shall be deemed to have taken place if a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, purchases or otherwise acquires shares of Arkansas Best Corporation (“ABC”) after the date of this Agreement that, together with stock held by such person or group, constitutes more than 50 percent of the total voting power of the stock of where the current directors of ABC (or directors that they nominate or their nominees nominate) no longer continue to hold more than 50% of the voting power of the board of directors).
     22. Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provisions of this Plan, which shall remain in full force and effect.

     23. References. As used in this Plan, unless the context expressly requires the contrary, references to “Sections” means the sections and subsections of this Plan; references to a “party” means the Employer or the Union; references to the plural mean singular, and vice versa, and references to an “Appendix” means an appendix to this Plan, which shall become an integral part of this Plan.
In Witness of the foregoing Plan, the parties hereby acknowledge the Plan as a tentative agreement pending Employer and ABC board approval and two-man/membership ratification:
ABF Freight System, Inc.:

By:	/s/ Wesley B. Kemp

Date:	4/16/2010
Teamsters National Freight Industry Negotiating Committee:

By:	/s/ Tyson Johnson

Date:	4/16/2010

APPENDIX I
Letter of Understanding
Between
ABF Freight System, Inc.
And
Teamsters National Freight Industry Negotiating Committee
EXPEDITED ELECTION AGREEMENT
Whenever any Local Union affiliated with the International Brotherhood of Teamsters (hereinafter the “Union”) believes it represents a majority of the employees of any non-union carrier, which ABF Freight System, Inc. (hereinafter “the Employer”), its parent or holding company or subsidiaries of the Employer buys or maintains, in a terminal unit based on authorization cards it has obtained which would constitute an appropriate bargaining unit under normally recognized standards governing bargaining units under the National Labor Relations Board (“NLRB”), the parties agree that the following process will be exclusively utilized to resolve the issue of representation. Any dispute involving this procedure discussed below shall be subject to the grievance and arbitration procedure of this Agreement:
(a)	Demand for Recognition. An authorized representative of the Union will make a written “demand for recognition” in the unit described above where it claims a majority status. Upon such demand, the third party neutral described in paragraph (b) below shall verify the majority status. In the alternative, the Union may elect to file a RC petition with the NLRB, in which case the normal rules and procedures of the NLRB (instead of those set forth in paragraph (b)- (f) below) shall govern the remaining conduct of the organizing and election process.
(b)	Prompt Election. Employer and Union representatives will immediately arrange for a neutral third party (FMCS mediator or other, as mutually agreed) to conduct a secret ballot election within seven (7) working days (excluding Saturdays, Sundays, and recognized Holidays) of the receipt of the “demand for recognition.”

(c)	Secret Ballot Election. The election will normally be arranged to occur at the Employer’s terminal and will be conducted by the third party utilizing postings, ballots and election rules similar to those utilized by the NLRB. The parties will mutually agree on postings, ballots and other forms to be used under this Letter of Understanding.
(d)	Eligible Voters. The parties will apply National Labor Relations Act standards on issues of voter eligibility.
(e)	Quiet Period/No Campaigning. From the time the Employer receives the demand for recognition until the election is held, no Employer or Union representative will campaign in any manner (letters, calls, meetings, home visits, postings, etc.) to attempt to influence the secret ballot votes of employees voting in the election. Communications during this quiet period shall include only the following:
(i)	mutually agreed postings setting forth the details of the election; and

(ii)	each employee eligible to vote will be given a copy of this Letter of Agreement.
(f)	Honoring Results. Following the election, the neutral third party will provide a written “certification of results” which will be final and binding on the parties. Should the Union prevail (receive a majority of the ballots cast by eligible voters), the Employer and the Union will commence good faith bargaining on the terms of a collective bargaining agreement. If the Union fails to receive a majority of the votes, a one year “election bar” will apply before another election can be conducted in that group of employees.
(g)	Exclusive Process/No Strikes. The Union agrees that this Letter constitutes the exclusive process that will apply for claimed representation of any group of employees at terminal locations and that no recognitional strikes, picketing or job actions of any kind will be authorized or utilized against the Employer or its parent or holding company or any subsidiary thereof to attempt to force recognition over any such issue. The exclusive procedure set forth in this letter shall apply and supersede any right to engage in any alternative conduct to gain representation of employees that may be permitted under the labor agreement or at law.
     Wherefore, the parties have set their hand to this Agreement this 16th day of April 2010.

/s/ Tyson Johnson	/s/ Wesley B. Kemp
Representative for	Representative for
TNFINC	ABF Freight System, Inc.